EXHIBIT 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 16th day of November, 2015, by and between Kohl’s Department Stores, Inc. and Kohl’s Corporation (collectively referred to in this Agreement as “Company”) and Sona Chawla (“Executive”).
The Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.
The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (the “Parties”), the Parties agree as follows:

ARTICLE I
EMPLOYMENT
1.1    Term of Employment.  The Company employs Executive, and Executive accepts employment by the Company, for the three (3) year period commencing on November 30, 2015 (the “Initial Term”), subject to earlier termination as hereinafter set forth in Article III, below.  This Agreement shall be automatically extended for one (1) day each day during the term (the Initial Term as so extended, the “Renewal Term”) unless the Company shall give the Executive written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Initial Term or said Renewal Term, as applicable or unless this Agreement is earlier terminated as set forth in Article III, below.  If this Agreement is extended, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such extension (including the early termination provisions set forth in Article III, below), subject to any such changes or modifications as mutually may be agreed between the Parties as evidenced in a written instrument signed by both the Company and Executive.  If Executive’s employment is terminated for any reason specified in Section 3.1, below, after Company has provided a notice of non-renewal under this Section 1.1, such termination will be treated as a termination under the applicable provision of Section 3.1 and not as a termination due to non-renewal under this Section 1.1.

1.2    Position and Duties.  Executive shall be employed in the position of Chief Operating Officer, and shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer and/or Board of Directors (the “Board”).  Executive’s duties and responsibilities shall include all those customarily attendant to the position of Chief Operating Officer and such other duties and responsibilities as may be assigned from time to time by Executive’s supervisor and/or the Company’s Board.  Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company except as otherwise specifically approved in writing by Executive’s supervisor and/or the Company’s Board.  During the Initial Term and the Renewal Term, Executive may not participate on the board of directors or any similar governing body of any for-profit entity other than the Company, unless first approved in writing by the Company’s Board.

ARTICLE II
COMPENSATION AND OTHER BENEFITS
2.1    Base Salary.  During the Initial Term and the Renewal Term, the Company shall pay Executive an annual base salary as described in Exhibit A (a copy of which is attached hereto and incorporated herein), payable in accordance with the normal payroll practices and schedule of the Company (“Base Salary”).  The Base Salary shall be subject to adjustment from time to time as determined by the Board.

2.2    Benefit Plans and Fringe Benefits.  During the Initial Term and the Renewal Term, Executive will be eligible to participate in the plans, programs and policies including, without limitation, group medical insurance, fringe benefits, paid vacation, expense reimbursement and incentive pay plans, which the Company makes available to senior executives of the Company in accordance with the eligibility requirements, terms and conditions of such plans, programs and policies in effect from time to time.  Executive acknowledges and agrees that the Company may amend, modify or terminate any of such plans, programs and policies at any time at its discretion.

2.3    Equity Plans or Programs.  During the Initial Term and the Renewal Term, Executive may be eligible to participate in stock option, phantom stock, restricted stock or other similar equity incentive plans or programs which the Company may establish from time to time.  The terms of any such plans or programs, and Executive’s eligibility to participate in them, shall be established by the Board at its sole discretion.  Executive acknowledges and agrees that the Company may amend, modify or terminate any of such plans or programs at any time at its discretion.

In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to the Executive no later than the calendar year following the calendar year in which the Executive incurs the expenses.
ARTICLE III
TERMINATION
3.1    Right to Terminate; Automatic Termination.

(a)    Termination Without Cause.  Subject to Section 3.2, below, the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b)    Termination For Cause.  Subject to Section 3.2, below, the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for Cause (defined below) by giving notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate.  “Cause” shall mean any of the following:  (i) Executive’s continuous failure to substantially perform Executive’s duties after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed his/her duties, and Executive has failed to demonstrate substantial efforts to resume substantial performance of Executive’s duties on a continuous basis within thirty (30) calendar days after receiving such demand; (ii) Executive’s violation of a material provision of “Kohl’s Ethical Standards and Responsibilities” which is materially injurious to the Company, monetarily or otherwise; (iii) any dishonest or fraudulent conduct which results, or is intended to result, in gain to Executive or Executive’s personal enrichment at the expense of the Company; (iv) Executive’s failure to permanently relocate her family to the Greater Milwaukee area by September 1, 2016; or (v) any material breach of this Agreement by Executive after a written notice of such breach is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has breached this Agreement, and Executive has failed to cure such breach within thirty (30) calendar days after receiving such demand; provided, however, that no cure period shall be required for breaches of Articles IV, V, VI or VII, below, of this Agreement; or (vi) conviction of Executive, after all applicable rights of appeal have been exhausted or waived, of any crime.  Notwithstanding the conviction of a crime as described in the preceding subsection (vi), the Board, in its sole discretion, may waive such termination in the event it determines that such crime does not discredit the Company or is not detrimental to the Company's reputation or goodwill, and any decision by the Board with respect to such waiver shall be final.

(c)    Termination for Good Reason.  Subject to Section 3.2, below, Executive may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice.  “Good Reason” shall mean any of the following: (i) the Company gives Executive written notice of non-renewal pursuant to Section 1.1; (ii) a material reduction in Executive’s status, title, position, responsibilities or Base Salary; (iii) any material breach by the Company of this Agreement; (iv) any purported termination of the Executive’s employment for Cause which does not comply with the terms of this Agreement; or (v) a mandatory relocation of Executive’s employment with the Company from the Milwaukee, Wisconsin area, except for travel reasonably required in the performance of Executive’s duties and responsibilities.  Notwithstanding the foregoing, no termination shall be for Good Reason unless Executive has provided the Company with written notice of the conduct alleged to have caused Good Reason within thirty (30) calendar days of such conduct and at least thirty (30) calendar days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to demonstrate substantial efforts to cure any such alleged conduct.

(d)    Termination by Death or Disability.  Subject to Section 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) has been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.   A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Executive shall cooperate with any efforts to make such determination.  Any such determina-tion shall be conclusive and binding on the parties.  Any determination of Disability under this Section 3.1(d) is not intended to alter any benefits any party may be entitled to receive under any disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(e)    Termination by Resignation.  Subject to Section 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately upon Executive’s provision of written notice to the Company of Executive’s resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

(f)    Separation of Service.  A termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Company in accordance with Section 409A of the Code.  Under Section 409A, a “separation from service” occurs when Executive and the Company reasonably anticipate that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by Executive over the immediately preceding 36-month period.

3.2    Rights Upon Termination.

(a)    Termination By Company for Cause, By Company’s Non-Renewal or By Executive Due to Resignation Other Than For Good Reason .  If Executive’s employment is terminated by the Company pursuant to Section 3.1(b), above, by the Company due to non-renewal pursuant to Section 1.1, above, or by Executive pursuant to Section 3.1(e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination together with payment of any vacation that Executive has accrued but not used through the date of termination; (ii) reimbursement of expenses to which Executive is entitled under Section 2.2, above; and (iii) Executive’s unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the date of termination (in the aggregate, the “Accrued Benefits”).  Any such bonus payment shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company.  Furthermore, under this Section 3.2(a), vesting of any Company stock options granted to Executive ceases on the effective date of termination, and any unvested stock options lapse and are forfeited immediately upon the effective date of termination.

(b)    Termination Due to Executive’s Death.   If Executive’s employment is terminated due to Executive’s death pursuant to Section 3.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) Health Insurance Continuation (defined below); and (iii) a share of any bonus attributable to the fiscal year of the Company during which the effective date of termination occurs determined as follows: the product of (x) the average bonuses paid or payable, including any amounts that were deferred in respect of the three (3) fiscal years immediately preceding the fiscal year in which the effective date of termination occurs and (y) a fraction, the numerator of which is the number of days completed in the fiscal year in which the effective date of termination occurs through the effective date of termination and the denominator of which is three hundred sixty-five (365) (the “Historic Pro Rata Bonus”).  The Pro Rata Bonus or  the Historic Pro Rata Bonus shall be paid at the same time as any such bonuses are paid to other similarly situated executives of the Company.  Upon termination due to  the Executive’s death, Executive shall also be entitled to a severance payment equal to fifty percent (50%) of Executive’s Base Salary payable for one (1) year following the effective date of termination pursuant to normal payroll practices.  Furthermore, under this Section 3.2(b), if Executive’s termination is due to Executive’s death, all Company stock options granted to Executive shall immediately vest upon the date of Executive’s death.

(c)    Termination Due to Disability.  If Executive’s employment is terminated due to Executive’s Disability pursuant to Section 3.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) Health Insurance Continuation (defined below); (iii) the Historic Pro Rata Bonus; and (iv) a Severance Benefit.  The Historic Pro Rata Bonus payment shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company.  For purposes of this Section 3.2(c), “Severance Benefit” means six (6) months of Base Salary, payable in equal installments during the six (6) month period following Executive’s exhaustion of any short-term disability benefits provided by the Company, in accordance with the normal payroll practices and schedule of the Company.  The amount of such Severance Benefit shall be reduced by any compensation (including any payments from the Company or any benefit plans, policies or programs sponsored by the Company) earned or received by Executive during the six (6) month period following the date of termination and the six (6) month period during which Executive receives the Severance Benefit, and Executive agrees to reimburse the Company for the amount of any such reduction.  Executive acknowledges and agrees that, upon the cessation, if any, of such Disability during the period of the payment of the Severance Benefit, he/she has an obligation to use his/her reasonable efforts to secure other employment consistent with Executive’s status and experience and that his/her failure to do so, as determined at the sole discretion of the Board, is a breach of this Agreement.  Furthermore, under this Section 3.2(c), vesting of any Company stock options granted to Executive shall cease on the effective date of termination, and any unvested stock options shall lapse and be forfeited as of such date.

(d)    Termination By Company Without Cause or By Executive for Good Reason.
i.    No Change of Control.  If Executive’s employment is terminated by the Company pursuant to Section 3.1(a), above, or by Executive pursuant to Section 3.1(c), above, and such termination does not occur three (3) months prior to or within one (1) year after the occurrence of a Change of Control (defined below), Executive shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Severance Payment (defined below); (C) the Pro Rata Bonus (defined below); provided, however, that the Pro Rata Bonus payment shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company; (D) outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand Dollars ($20,000.00), payable directly to such outplacement service company (“Outplacement Services”); and (E) Health Insurance Continuation (defined below).

For purposes of this Section 3.2(d)(i), “Severance Payment” means an amount equal to the sum of:
(x) Executive’s Base Salary for the remainder of the then current Initial Term or Renewal Term of this Agreement, but not to exceed two and nine-tenths (2.9) years; plus
(y) an amount equal to the average (calculated at the sole discretion of the Company) of bonuses paid or payable, including any amounts that were deferred, in respect of the three (3) fiscal years immediately preceding the fiscal year in which the effective date of termination occurs.
The Severance Payment shall be paid to Executive in a lump sum within forty (40) days after the effective date of termination, subject to Section 3.2(e) below.
For purposes of this Section 3.2(d)(i), the “Pro Rata Bonus” means an amount equal to the product of:
(x) the bonus attributable to the fiscal year of the Company during which the Executive’s termination occurs equal in amount to the bonus the Executive would have received for the full fiscal year had the Executive’s employment not terminated and determined, where applicable, by taking into account the actual performance of the Company at year-end; and
(y) a fraction, the numerator of which is the number of days completed in the fiscal year in which the effective date of termination occurs through the effective date of termination and the denominator of which is three hundred sixty-five (365).
Furthermore, under this Section 3.2(d)(i), vesting of any Company stock options granted to Executive prior to the date of termination shall continue as scheduled until the term of this Agreement expires, after which such vesting ceases and any unvested stock options lapse and are forfeited.
ii.    Change of Control.  If Executive’s employment is terminated by the Company pursuant to Section 3.1(a), above, or by the Executive pursuant to Section 3.1(c), above, and such termination occurs within three (3) months prior to or one (1) year after the occurrence of a Change of Control (defined below), Executive shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Severance Payment (defined below); (C) the Historic Pro Rata Bonus; provided, however, that such bonus payments shall be made at the same time as any such bonuses are paid to other similarly situated executives of the Company; (D) Health Insurance Continuation (defined below) for the period of time equal to the remainder of the then-current Renewal Term, but not to exceed two and nine-tenths (2.9) years following the effective date of Executive’s termination; and (E) Outplacement Services.

For purposes of this Section 3.2(d)(ii), “Severance Payment” means an amount equal to the sum of:
(x) Executive’s Base Salary for the period of time equal to the remainder of the then-current Renewal Term, but not to exceed two and nine-tenths (2.9) years; plus
(y) an amount equal to the average (calculated at the sole discretion of the Company) of bonuses paid or payable, including any amounts that were deferred, in respect of the three (3) fiscal years immediately preceding the fiscal year in which the effective date of termination occurs, times the number of years, rounded to the nearest tenth, remaining in the then-current Renewal Term, but not to exceed two and nine-tenths (2.9).
The Severance Payment shall be paid to Executive in a lump sum within forty (40) days after the effective date of termination, subject to Section 3.2(e) below.
Furthermore, under this Section 3.2(d)(ii), vesting of any Company stock options granted to Executive prior to termination shall occur immediately upon the date of termination.
iii.    Definition - Change of Control.  “Change of Control” means the occurrence of (1) the acquisition (other than from the Company) by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a subsidiary of the Company or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of thirty-three percent (33%) or more of the then outstanding shares of common stock of the Company or voting securities representing thirty-three percent (33%) or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (defined below), before such acquisition or within thirty (30) days thereafter, deems such acquisition not to be a Change of Control; or (2) individuals who, as of the date of this Agreement, constitute the Board (as of such date, “Incumbent Board”) ceasing for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or (3) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or (4) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

Following the occurrence of an event which is not a Change of Control whereby there is a successor company to the Company, or if there is no such successor whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this Agreement, shall thereafter be referred to as the Company.
iv.    Definition - Health Insurance Continuation.  For purposes of Sections 3.2 (b), 3.2 (c), 3.2(d)(i) and 3.2(d)(ii) above, the term “Health Insurance Continuation” means that, in the event the Executive's employment with the Company is terminated for any reason other than (A) a termination for Cause, (B) the Company’s non-renewal, or (C) a voluntary termination by the Executive for any reason other than "Good Reason" or other than approved by the Board of Directors of the Company, the Company shall continue to provide health insurance and a supplemental executive medical plan, as applicable, with coverage for Executive and Executive’s dependants eligible for coverage under such insurance and medical plans (the “Executive’s Eligible Dependants”), substantially the same as that covering Executive and Executive’s Eligible Dependants as of the date of the effective date of termination (collectively the “Health Insurance Benefits”). In the event of Executive’s death, the Health Insurance Benefits shall continue to be provided to Executive’s Eligible Dependants, in each case for as long as each individual would have continued to qualify as an eligible dependant under the terms of the applicable insurance and medical plans had Executive been living. The Company’s responsibility to provide Health Insurance Continuation shall at all times be contingent upon:

(1)	The Health Insurance Benefits being reasonably available to the Company with respect to Executive and Executive’s Eligible Dependants, as the case may be; and

(2)
Following the termination of Executive’s employment with the Company, Executive or Executive’s Eligible Dependants, as the case may be, shall reimburse the Company for all premiums paid for Executive’s Health Insurance Benefits, as determined by the Company in good faith from time to time. The Company shall provide Executive a quarterly invoice for such reimbursement, and amounts due hereunder may be withheld from other amounts payable to Executive.

Any Health Insurance Continuation provided for herein will cease forever on the date on which Executive becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) calendar days of Executive becoming eligible for health insurance coverage under another employer’s group health insurance plan, Executive agrees to inform the Company of such fact in writing.

In no event will the Health Insurance Continuation to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of Health Insurance Continuation to be provided in any other taxable year, nor will Executive’s right to Health Insurance Continuation be subject to liquidation or exchange for another benefit.
(e)    Delay of Payments if Required by Section 409A.  If amounts paid to Executive pursuant to any Subsection of Section 3.2 would be subject to a penalty under Section 409A of the Internal Revenue Code because Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), such payments will be delayed until a date which is six (6) months after Executive’s termination of employment, at which point any such delayed payments will be paid to Executive in a lump sum.

(f)    Other Equity Awards.  Future vesting of any equity awards not specifically addressed in this Section 3.2 shall be determined in accordance with the terms of the equity award agreement and the Long Term Compensation Plan pursuant to which such awards were made.

3.3    Return of Records.  Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Company, and all copies of all such materials.  Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s own computer equipment.

3.4    Release.  As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his/her personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.  Such written release under this Section 3.4  (A) shall be delivered to Executive within three (3) business days after the date of termination of Executive’s employment, and (B) must be executed by Executive and the rescission period must expire without revocation of such release within 40 days following the date of termination of employment or Executive shall forfeit the compensation and benefits provided under this Agreement that are conditioned upon the release. Where any payment or benefit under the Agreement constitutes a nonqualified deferred compensation arrangement within the meaning of Section 409A of the Code, to the extent that (i) Executive is not a “specified employee” as defined in Section 409A of the Code and (ii) such payments would otherwise be paid or provided to Executive within the 40-day period following the date of termination of employment, such payment(s) or benefit(s) shall commence following Executive’s execution of the written release and the expiration of the applicable rescission period, except where the 40-day period following the date of termination of employment spans two different calendar years, in which case such payment(s) or benefit(s) will not commence until the later calendar year during the 40-day period.

ARTICLE IV

CONFIDENTIALITY
4.1    Acknowledgments.  Executive acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace.  Executive further acknowledges and agrees that in Executive’s position with the Company, the Company provides Executive with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses.  As a result, Executive acknowledges and agrees that the restrictions contained in this Article IV are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information.  For purposes of this Article IV, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

4.2    Confidentiality During Employment.  During the term of Executive’s employment under this Agreement, Executive will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company.

4.3    Trade Secrets Post-Employment.  After the termination, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.  Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.

4.4    Confidential Information Post-Employment.  For a period of two (2) years following termination, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exclusions set forth in Section 4.5(c), below.

4.5    Definitions.

(a)    Trade Secret.  The term “Trade Secret” shall have that meaning set forth under applicable law.

(b)    Confidential Information.  The term “Confidential Information” shall mean all non-Trade Secret information of, about or related to the Company, whether created by, for or provided to the Company, which is not known to the public or the Company’s competitors, generally, including, but not limited to:  (i)   strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, vendors, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profit and profit margins, and seasonal plans, goals and objectives; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)    Exclusions.  Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the obligations set forth in this Article IV shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets.

ARTICLE V
RESTRICTED SERVICES OBLIGATION
5.1    Acknowledgments.  Executive acknowledges and agrees that the Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that the Company compensates executives like Executive to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for the Company’s exclusive ownership and use.  As a result, Executive acknowledges and agrees that the restrictions contained in this Article V are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets.  Executive further acknowledges and agrees that the restrictions contained in this Article V will not pose an undue hardship on Executive or Executive’s ability to find gainful employment.  For purposes of this Article V, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

5.2    Restricted Services Obligation.  In addition to the obligations Executive  owes to the Company while an employee of the Company, for the one (1) year period following termination, for whatever reason, of Executive’s employment with the Company, Executive will not, directly or indirectly, provide Restricted Services (defined below) to or on behalf of any Competitor (defined below) to or for the benefit of any market in the continental United States and any other geographic market that the Company is, or is taking material steps to do business.

5.3    Definitions.

(a)    Restricted Services.  “Restricted Services” shall mean services of any kind or character comparable to those Executive provided to the Company during the eighteen (18) month period immediately preceding Executive’s last date of employment with the Company.

(b)    Competitor.  The term “Competitor” means Amazon.com, Inc., Belk, Inc., Bon-Ton Stores, Inc., Burlington Stores, Inc., Dillard’s, Inc., J.C. Penney Company, Inc., Macy’s, Inc., Nordstrom Co., Ross Stores, Inc., Sears Holdings Corporation, Stage Stores, Inc., Target Corporation, The Gap, Inc., The TJX Companies, Inc. and Walmart Stores, Inc., including any successors, subsidiaries or affiliates of such entities.

ARTICLE VI
BUSINESS IDEAS; NON-DISPARAGEMENT
6.1    Assignment of Business Ideas.  Executive shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Executive currently holds an interest.  The Company will own, and Executive hereby assigns to the Company, all rights in all Business Ideas.  All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law.  Any works that are not found to be “works for hire” are hereby assigned to the Company.  While employed by the Company and for one (1) year thereafter, Executive will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.  After Executive’s employment with the Company terminates, for whatever reason, Executive will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require.  For purposes of this Article VI, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

6.2    Business Ideas.  The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates, discovers or develops, either alone or jointly with others while Executive is employed by the Company and for one (1) year thereafter and which are (a) related to any business known by Executive to be engaged in or contem-plated by the Company, (b) originated, discovered or developed during Executive’s working hours during his/her employment with the Company, or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

6.3    Non-Disparagement.  Executive agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees.  Nothing contained in this Section 6.3 shall preclude Executive from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

ARTICLE VII
EMPLOYEE NON-SOLICITATION
During the term of Executive’s employment with the Company and for one (1) year thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company unless Executive does so in the course of performing his/her duties for the Company and such encouragement is in the Company’s best interests.

 For purposes of this Article VII, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

ARTICLE VIII
GENERAL PROVISIONS
8.1    Notices.  Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 8.1):

(a)	If to the Company:

Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Drive
Menomonee Falls, WI  53051
Attn:  Kevin Mansell, Chairman, President and CEO

(b)	If to Executive:

Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.
8.2    Executive Disclosures and Acknowledgments.

(a)    Prior Obligations.  Attached as Exhibit B is a list of prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Executive has entered into which may restrict Executive’s ability to perform Executive’s duties as an employee for the Company.

(b)    Confidential Information of Others.  Executive certifies that Executive has not, and will not, disclose or use during Executive’s time as an employee of the Company, any confidential information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Company.

(c)    Scope of Restrictions.  By entering into this Agreement, Executive acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Articles IV, V and VII, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats.  Executive acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights.  Executive further acknowledges that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, termination, for whatever reason, of Executive’s employment with the Company.  Nothing herein shall be deemed to prevent Executive, after termination of Executive’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d)    Prospective Employers.  Executive agrees, during the term of any restriction contained in Articles IV, V and VII, above, to disclose such provisions to any future or prospective employer.  Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

8.3    Effect of Termination.  Notwithstanding any termination of this Agreement, the Executive, in consideration of his/her employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment.

8.4    Confidentiality of Agreement.  Executive agrees that, with the exception of disclosures pursuant to Section 8.2(d), above, Executive will not disclose, directly or indirectly, any non-public terms of this Agreement to any third party;

provided, however, that following Executive’s obtaining a promise of confidentiality for the benefit of the Company from Executive’s tax preparer, accountant, attorney and spouse, Executive may disclose such terms to such of these individuals who have made such a promise of confidentiality.  This provision shall not prevent Executive from disclosing such matters in testifying in any hearing, trial or other legal proceeding where Executive is required to do so.

8.5    Cooperation.  Executive agrees to take all reasonable steps during and after Executive’s employment with the Company to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved.  Following Executive’s employment with the Company, the Company agrees to pay reasonable compensation to Executive and to pay all reasonable expenses incurred by Executive in connection with Executive’s obligations under this Section 8.5.

8.6    Effect of Breach.  In the event that Executive breaches any provision of this Agreement or any restrictive covenant agreement between Company and Executive which is entered into subsequent to this Agreement, Executive agrees that the Company may suspend all payments to Executive under this Agreement (including any Severance Payment), recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach.  In addition, Executive agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Executive of any provision of this Agreement.

8.7    Entire Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof, including without limitation the Original Agreement.

8.8    Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.9    Consideration.  Execution of this Agreement is a condition of Executive’s employment with the Company and Executive’s continued employment by the Company, and the benefits provided to Executive under this Agreement as well as those described in the Company’s November 12, 2015 offer of employment, constitute the consideration for Executive’s undertakings hereunder.

8.10    Amendment.  This Agreement may be altered, amended or modified only in writing, signed by both of the Parties hereto.

8.11    Assignability.  This Agreement and the rights and duties set forth herein may not be assigned by Executive, but may be assigned by the Company, in whole or in part.  This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

8.12    Severability.  The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

8.13    Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

8.14    Governing Law; Construction.  This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

8.15    Section 409A Compliance.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Code Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive.

8.16    Consistency With Applicable Law.  Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written above.

KOHL’S DEPARTMENT STORES, INC.:

By:     /s/ Kevin Mansell
Kevin Mansell
Chairman, President and Chief Executive Officer

EXECUTIVE:

By:     /s/ Sona Chawla
Sona Chawla

EXHIBIT A

BASE COMPENSATION

Executive’s annual base compensation as of the date of this Agreement is One Million One Hundred Thousand and no/100 Dollars ($1,100,000).

EXHIBIT B

PRIOR OBLIGATIONS

Executive’s obligations set forth in “Walgreen Co. Restrictive Covenant Agreement”, as provided to Company’s executive search consultant.